ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement), among Greenwich Capital Commercial Funding Corp., as
Depositor, Wachovia Bank, National Association, as Master Servicer, LaSalle Bank
National Association, as Trustee and LNR Partners, Inc., as Special Servicer

GCCFC 2007-GG9

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting; Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, INC.

     By: /s/ Susan K. Chapman
    Susan K. Chapman
    Vice President